CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated June 15, 2015, relating to the financial statements and financial highlights which appear in the April 30, 2015 Annual Reports to Shareholders of Franklin Flex Cap Growth Fund and Franklin Growth Opportunities Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm", “Financial Highlights of the Flex Cap Fund” and “Financial Highlights of the Opportunities Fund” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

March 31, 2016